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                                                                  EXHIBIT (a)(7)

                                 InfoSpace, Inc.
                      Form of E-Mail Reminder to Employees

     Dear _____________:

     This notice relates to InfoSpace's recent offer to exchange (the "Offer") certain outstanding options with an exercise price of $10.00 or more per share (the "Options") for new options which InfoSpace will issue under its Restated 1996 Flexible Stock Incentive Plan. The Offer will expire at 9:00 p.m., Pacific
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Time, on February 15, 2002 (the "Expiration Time").
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     [The following relates to employees who have tendered options] [We have received your Election Form advising us that you wish to participate in the Offer. Please note that you may still withdraw your tendered options in accordance with the terms of the Offer by delivering a Notice to Change Election From Accept to Reject at any time before the Expiration Time. This notice does not constitute an acceptance of your options for exchange. You will be notified as to whether we have accepted all properly tendered options for exchange after the Expiration Time.]

     [The following relates to employees who have returned an Election Form declining to tender options] [We have received your Election Form, in which you indicate that you are declining to tender options pursuant to the Offer. Please be advised that you may still decide to participate by delivering a new Election Form to Brent Satterlee, by fax at (425) 201-6185, mail or hand delivery, at any time before the Expiration Time.]

     [The following relates to employees who have not returned an Election Form] [We have not received your Election Form responding to the Offer. Whether you accept the Offer or not, please complete and deliver the Election Form to Brent Satterlee, by fax at (425) 201-6185, mail or hand delivery, before the Expiration Time.]

     [The following relates to employees who have returned a Notice to Change Election From Accept to Reject] [We have received your Notice to Change Election From Accept to Reject, in which you indicate that you have withdrawn any options that you previously tendered pursuant to an Election Form. Please be advised that you may still decide to participate by delivering a new Election Form to Brent Satterlee, by fax at (425) 201-6185, mail or hand delivery before the Expiration Time.]

     If you have any questions about the Offer, please send an e-mail to eo@infospace.com or call (425) 709-8008.
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